UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2009

Natus Medical Incorporated

(Exact name of registrant as specified in its charter)

000-33001

(Commission File Number)

Delaware	77-0154833
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1501 Industrial Road

San Carlos, CA 94070

(Address of principal executive offices, with zip code)

650-802-0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On June 15, 2009, the Compensation Committee of the company’s Board of Directors approved nonqualified stock option grants to the company’s executive officers. The options vest in 48 equal monthly installments beginning on the date of grant and have an exercise price of $10.37 per share. The options will expire on the sixth anniversary of the date of grant. Each of Dr. Chung and Messrs. Mince, Murphy and Traverso were granted options to purchase 40,000 shares and Mr. Hawkins was granted an option to purchase 150,000 shares.

The Compensation Committee also approved restricted stock awards to the non-employee directors and executive officers of the company (with director awards effective immediately following the 2009 Annual Meeting on June 16, 2009). Each of Messrs. Gunst, Ludlum, Michael, and Moore and Ms. Engibous received an award of 8,500 shares of restricted stock that will vest in full on the first anniversary of the date of grant. The executive officers were awarded restricted stock that will vest as to 50% of the shares awarded on August 15, 2011 and 25% of the shares awarded on August 15, 2012 and August 15, 2013. Dr. Chung and Messrs. Mince, Murphy and Traverso each received 20,000 restricted shares and Mr. Hawkins received 75,000 restricted shares.

On June 16, 2009, Messrs. Gunst, Ludlum, Michael, and Moore and Ms. Engibous, constituting all of the non-employee directors of the company, each were granted a nonstatutory option to purchase 5,000 shares of the company’s common stock at an exercise price of $10.37 per share pursuant to the annual formula grant provisions of the company’s 2000 Director Stock Option Plan. The options vest in 12 equal monthly installments beginning on the date of grant and expire on the sixth anniversary of the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATUS MEDICAL INCORPORATED
(Registrant)

Dated: June 19, 2009	By:	/s/ STEVEN J. MURPHY
Steven J. Murphy
Vice President Finance and Chief Financial Officer